Exhibit 99.1

Laird Superfood Announces Closing of Initial Public Offering

and Exercise in Full of the Underwriters’ Option to Purchase

Additional Shares

SISTERS, Ore., September 25, 2020 — Laird Superfood, Inc. (“Laird Superfood”) today announced the closing of its initial public offering of 3,047,500 shares of its common stock. The offering consisted of 2,650,000 shares of its common stock, as well as an additional 397,500 shares pursuant to the exercise in full of the underwriters’ option to purchase additional shares of common stock, at a public offering price of $22.00 per share. Laird Superfood’s common stock is listed on the NYSE American under the ticker symbol “LSF.”

Canaccord Genuity and Craig-Hallum Capital Group are acting as the joint book-running managers for the offering. Roth Capital Partners is acting as the co-manager for the offering.

A registration statement relating to this offering was declared effective by the Securities and Exchange Commission on September 22, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained from any of the following sources:

•	Canaccord Genuity LLC, 99 High Street, 12th Floor, Boston, Massachusetts 02110, Attention: Syndicate Department, or by email at prospectus@cgf.com; or

•	Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, Attention: Equity Capital Markets, by telephone at 612-334-6300, or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested, and made with real ingredients.

Contact:

Media

Cory Ziskind

Cory.Ziskind@icrinc.com

646.277.1232

and

Beth Gast

Beth.Gast@bgpublicrelations.com

503.702.4405

Investors

Ashley DeSimone

Ashley.DeSimone@icrinc.com

646.677.1827